AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 11th day of November, 2013, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended (the “Fund Administration Agreement”), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”) on behalf of its separate series listed on Exhibit F attached hereto, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Hodges Small Intrinsic Value Fund and the Hodges Small-Mid Cap Fund; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit F is hereby superseded and replaced with Amended Exhibit F attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy
Name: Elaine E. Richards	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit F to the Professionally Managed Portfolios
Fund Administration Servicing Agreement

Name of Series	Date Added
Hodges Fund
Hodges Small Cap Fund
Hodges Blue Chip 25 Fund
Hodges Equity Income Fund
Hodges Pure Contrarian Fund
Hodges Small Intrinsic Value Fund	on or after 11/11/ 2013
Hodges Small-Mid Cap Fund	on or after 11/11/ 2013

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE effective July 1, 2013
Annual Fee Based Upon Assets of the Fund Complex*
 [ ] basis points on the first $[ ] million
 [ ] basis points on the next $[ ] million
 [ ] basis points on the excess over $[ ] million

 Minimums for all [ ] funds:  $[ ]
 New Funds:  $[ ]

 Start up Fee: $[ ] per fund**

 **do not include outside legal counsel review fees

Multiple Classes
Additional $[ ] per year per class

Chief Compliance Officer (CCO)

Hodges Fund - $[ ]
Hodges Small Cap Fund - $[ ]
Hodges Blue Chip 25 Fund - $[ ]
Hodges Equity Income Fund - $[ ]
Hodges Pure Contrarian Fund - $[ ]

Fees are billed monthly

* Subject to CPI increase, Milwaukee MSA.

Advisor Information Source Web Portal
•  $[ ] /fund/month
•  $[ ] /fund/month for clients using an external administration service
•  $[ ] /hour custom development – quoted based upon client requirements

Extraordinary Services
Quoted separately based upon requirements

Includes monthly fund performance reporting.  Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
 Postage, Stationery
 Programming, Special Reports
 Daily Compliance Testing Systems Expense
 Proxies, Insurance
 EDGAR filing
 Retention of records
 Federal and state regulatory filing fees
 Certain insurance premiums
 Expenses from board of directors meetings
 SEC 15c Reporting
 Auditing and legal expenses
 Blue Sky conversion expenses (if necessary)
 All other out-of-pocket expenses

Advisor’s Signature not required as fees are not changing – only the Hodges Small Intrinsic Value Fund & the Hodges Small-Mid Cap Fund are being added.